Exhibit 99.1

City Investing Company Liquidating Trust
853 Broadway - Suite 1607 - New York, NY 10003-4703 - Tel: 212/473-1918 - Fax: 212/473-3927 - email: shr@cnvlz.com

March 15, 2006

FOR IMMEDIATE RELEASE

Contact Information:	Mellon Investor Services
480 Washington Boulevard Jersey City, NJ 07310 (800) 839-2608 www.melloninvestor.com

On March 15, 2006, the Trustees of the City Investing Company Liquidating Trust declared a $0.116 final cash distribution per Trust Unit of Beneficial Interest to be paid on April 18, 2006, to Unit Holders of record on March 31, 2006. The aggregate cash distribution to a Unit Holder involving less than a full cent will be rounded up to the nearest whole cent. With this final cash distribution, the Trust will have distributed to original Unit Holders who hold their Units to March 31, 2006, approximately $9.45 per Unit in cash and stock. This final distribution of $4,521,607 will complete the distribution of all remaining assets of the Trust.

After March 31, 2006, the outstanding certificates that represented Units of Beneficial Interest in the Trust and formerly represented shares of Common Stock of City Investing Company will have no value and will cease trading. The Trust will cease doing business and be dissolved shortly after remitting the final distribution, audited financial statements for the Trust’s final accounting period and a 2006 Tax Information letter.